UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 23, 2008

OPEN ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50450	98-0370750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

514 Via De La Valle, Suite 200

Solana Beach, California  92075

(Address of principal executive offices, including zip code)

(858) 794-8800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Addition of Party to Series B Convertible Note Amendment

In Open Energy Corporation’s (the “Company,” “we” or “us”) Quarterly Report on Form 10-QSB for the quarter ended February 29, 2008 (the “Form 10-QSB”), we disclosed that we had entered into an amendment of our Series B Convertible Note issued on September 19, 2007 in the original principal amount of $20 million (the “9/19/07 Note”).  Please see the disclosure set forth under Part II, Item 5 under the heading “Other Information” in our Form 10-QSB, which is qualified in its entirety to the form of the amendment filed as Exhibit 4.4 to the Form 10-QSB.  On April 23, 2008, an additional holder of $500,000 in original principal amount of our Series B Convertible Notes joined the amendment as a party (the “Additional Holder”).

On May 1, 2008, we issued warrants to acquire a total of 44,667 shares of our common stock with an exercise price of $0.506 per share to the Additional Holder in lieu of accrued and unpaid interest that was in arrearage.  The other terms of such warrants are substantially the same as the warrants issued to the holder of the 9/19/07 Note and described in Part II, Item 5 under the heading “Other Information” in our Form 10-QSB.

Item 3.02.    Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is incorporated herein by reference.

See Item 1.01 with respect to the issuance of certain warrants to acquire shares of the Company’s common stock.  The issuance of the warrants and underlying shares of common stock will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

None of the warrants described in Item 1.01 or the underlying shares of common stock which may be issued upon the exercise of such warrants may be offered or sold in the United States in the absence of an effective registration statement or an exemption from the registration requirements under the Securities Act. An appropriate legend will be placed on the shares of common stock issued upon any conversion of the Note or upon any exercise of the Warrant, unless registered under the Securities Act prior to issuance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN ENERGY CORPORATION

By:	/s/ Dalton W. Sprinkle
Dalton W. Sprinkle General Counsel

Date:  May 2, 2008